Exhibit 99.1
Zila Executives Purchase Stock and Enroll in Stock Purchase Plan
PHOENIX—(BUSINESS WIRE)—Dec. 19, 2006—Zila, Inc.’s (Nasdaq GM: ZILA), Chairman, Chief Executive Officer, and President, Douglas D. Burkett, Ph.D., and Zila Pharmaceuticals Inc.’s President, Frank Bellizzi, D.M.D. each purchased approximately $50,000 of Zila common stock in the open market on December 18th.
Additionally, Dr. Burkett announced that he has amended and extended the Rule 10b5-1 Plan that he began last year, which provides for the purchase of stock through Zila’s Employee Stock Purchase Plan (“the ESPP”). Dr. Bellizzi also announced that he has established a Rule 10b5-1 Plan to purchase stock through the ESPP.
SEC Rule 10b5-1 permits directors, officers and other key employees with access to material non-public information about their company and its securities to buy or sell such securities provided they have previously established a Rule 10b5-1 trading plan at a time in which they were not in possession of material non-public information and the purchases or sales are in accordance with the plan.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading cancer diagnostic company focused on oral cancer:
•	Zila Pharmaceuticals is dedicated to establishing ViziLite(R) Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer, with initial focus on the dental market through Pro-Dentec(R), a leading designer, manufacturer and marketer of products sold exclusively to dental professionals for Soft Tissue Management (“STM(R)”) including the Rota-dent(R) Professional Powered Brush, the Pro-Select3(R) Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM(R) products for both in-office and home-care use.

•	Zila Biotechnology is focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest(R), followed by the development of additional applications of its cancer detection technologies.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in expectations. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2006 and subsequent filings we make with the Securities and Exchange Commission.
CONTACT: Zila, Inc.
Douglas D. Burkett, Ph.D., 602-266-6700
Chief Executive Officer
or
The Investor Relations Group
Investor Relations:
Antima “Taz” Sadhukhan, 212-825-3210
or
Media:
Bill Douglass, 212-825-3210
SOURCE: Zila, Inc.